Exhibit 99.1

Transocean Inc. Post Office Box 2765 Houston TX 77252 2765

Analyst Contact:	Gregory S. Panagos 713 232 7551
Media Contact:	Guy A. Cantwell 713 232 7647	News Release FOR RELEASE: December 16, 2008

TRANSOCEAN RECEIVES COURT APPROVAL TO

CHANGE PLACE OF INCORPORATION

HOUSTON—Transocean Inc. (NYSE: RIG) announced that it received approval today from the Grand Court of the Cayman Islands of the pending change of place of incorporation of its group holding company from the Cayman Islands to Switzerland (the “Transaction”). The company intends to complete the Transaction after the close of business on December 18, 2008.

About Transocean

Transocean Inc. is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 136 mobile offshore drilling units plus 10 announced ultra-deepwater newbuild units, the company’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company owns or operates a contract drilling fleet of 39 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 29 Midwater Floaters, 10 High-Specification Jackups, 54 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide. Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.” For more information about Transocean, please visit www.deepwater.com.

Forward-Looking Statements

Statements included in this news release regarding the completion of the Transaction, timing and effects of the Transaction and other statements that are not historical facts, are forward-looking statements. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities or other third parties, satisfaction of closing conditions, delays, costs and difficulties related to the Transaction, market conditions, availability of credit, the company’s financial results and performance and other factors detailed in risk factors and elsewhere in the company’s definitive proxy statement dated October 31, 2008, Annual Report on Form 10-K for 2007 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and its other filings with the SEC. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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